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Immediately

Lori J. Fisher  (314-694-8535)  lori.j.fisher@monsanto.com

MONSANTO ANNOUNCES PLAN TO FUND SEED COMPANY ACQUISITIONS

   ST. LOUIS (Nov. 11, 1998) Monsanto Company (NYSE: MTC) today announced a plan to fund its recent seed company acquisitions through a series of financing transactions, a combination of divestitures, and cost reductions.

   Specifically, these restructuring actions include:

         . Debt and equity financing plans which are described in separate announcements and are summarized below.

         . Divestitures of businesses expected to generate gross proceeds of at least $1 billion. Additional divestitures also are under consideration, with final decisions expected in 60 days, subject to market conditions.

         . Simplification of the company's management structure and a reduction of administrative costs.

   During the next few weeks, Monsanto plans to raise up to $4 billion in a series of financing transactions. These transactions will include the issuance of approximately $1 billion of common stock, roughly $500 million of adjustable conversion-rate equity security units (ACES), and approximately $2.5 billion of long-term, unsecured debt. Additional information regarding the securities to be sold will be announced separately.

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